Exhibit 99.1

BDCA Venture Realizes $670,000 Gain from Portfolio Sale

Kabam Position Sold in Private Transaction to Investment Fund

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--August 6, 2014--BDCA Venture, Inc., (“BDCA Venture”) (Nasdaq: BDCV) announced today that it has completed the disposition of its entire position in Kabam, Inc. (“Kabam”) through a private sale to an investment fund on July 31, 2014. BDCA Venture is a closed-end fund that has elected to be regulated as a business development company under the Investment Company Act of 1940.

BDCA Venture invested $1,328,860 in Kabam’s $86 million Series D convertible preferred stock financing in August 29, 2011. Kabam develops and publishes free-to-play core video games on mobile devices and the Internet. As a result of the private sale of its Kabam interest, BDCA Venture generated net proceeds of $2,000,000 and a realized gain of $671,140. As of June 30, 2014, the fair value of the Kabam position was recorded at $1,930,000.

BDCA Venture’s sale of its entire Kabam position represented a return multiple of 1.5x its investment cost over a holding period of approximately 2.9 years. This represents a gross internal rate of return, or IRR, on this investment of approximately 15.0% per year.1

The sale of the Kabam position is the fifth complete exit, out of a total of 22 portfolio company investments, for BDCA Venture. Additionally, three other portfolio companies (Millennial Media, Tremor Video and TrueCar) are publicly traded.

Taking into account the Kabam disposition, BDCA Venture has generated net realized gains of approximately $1,960,000 during 2014. BDCA Venture has paid first and second quarter 2014 dividends of $0.10 per share each quarter, totaling approximately $1,920,000 through June 30, 2014. A third quarter 2014 dividend of $0.10 per share will be paid on September 18, 2014, to stockholders of record on August 11, 2014. Consistent with BDCA Venture’s current distribution policy, quarterly distributions are paid in cash or shares of common stock at the election of stockholders, subject to a limitation that no more than 25% of the aggregate distribution will be paid in cash with the remainder paid in shares of BDCA Venture’s common stock.

Management Commentary

“On the one hand, Kabam’s fundamental performance has been solid, with 2013 revenue of $360 million as reported by Kabam’s management, and the recent announcement of a $120 million strategic investment from Alibaba Group Holding Ltd. providing another validation point of the success of the company’s business model,” stated Timothy J. Keating, CEO of BDCA Venture.

“On the other hand, our private-to-public arbitrage model requires discipline and is predicated on being able to achieve internal rates of return consistent with return multiples of 2x our investment cost over expected holding periods of four years. When we believe that our holding periods may be longer than our model expectation, we have to carefully evaluate the return (and internal rate of return) trade-off between realizing a gain today compared to a potential larger gain in the future. In the case of Kabam, and given BDCA Venture’s mandate, we determined that disposing of the position now was in the best interest of our stockholders,” added Mr. Keating.

1Portfolio company returns are calculated at the portfolio company level (net of any selling expenses, including broker commissions); however, these returns do not reflect any of BDCA Venture's operating expenses.

These returns represent historical results. Past performance is not a guarantee of future results.

About BDCA Venture, Inc.

BDCA Venture, Inc. (www.BDCV.com) is a closed-end fund regulated as a business development company under the Investment Company Act of 1940 that specializes in making pre-IPO investments in emerging growth companies that are committed to and capable of becoming public. BDCA Venture provides investors with the ability to participate in a publicly traded fund that allows its stockholders to share in the potential value accretion that BDCA Venture believes typically occurs once a company transforms from private to public status. BDCA Venture’s shares are listed on Nasdaq under the ticker symbol “BDCV.”

To be added to BDCA Venture’s email distribution list to receive quarterly newsletters and other announcements, please visit our website at www.BDCV.com.

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect BDCA Venture’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in BDCA Venture’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to BDCA Venture’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, BDCA Venture undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to BDCA Venture’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

CONTACT:
BDCA Venture, Inc.
Investor Relations Contact:
Margie L. Blackwell, 720-889-0133
Investor Relations Director
mblackwell@bdcv.com